EXHIBIT 23(c)

[ERNST & YOUNG LLP LETTERHEAD]


                           Consent of Independent Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement of Proffitt's, Inc. (Form S-3) pertaining to the Guaranty of the Parisian Senior Subordinated Notes and to the incorporation by reference therein of our report dated March 3, 1994 (with respect to the consolidated statements of earnings, shareholders' equity, and cash flows of Younkers, Inc. for the year ended January 29, 1994, not separately presented), appearing in the Annual Report (Form 10-K) of Proffitt's, Inc. for the year ended February 3, 1996, filed with the Securities and Exchange Commission.


                                                       /s/ ERNST & YOUNG LLP
                                                           ERNST & YOUNG LLP




Des Moines, Iowa
August 19, 1996